SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, For Use of the Commission Only
    as permitted by Rule 14a-b(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to (ss.)240.14a-11(c) or (ss.)240.14a-12

                                  NUMEREX CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration No.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                                  NUMEREX CORP.
                         100 Four Falls Corporate Center
                                    Suite 407
                           Route 23 and Woodmont Road
                        West Conshohocken, PA 19428-2961


Dear Shareholders:

     The Annual Meeting of Shareholders of Numerex Corp. will be held at 10:00 a.m. on February 26, 1998 at The Radisson Hotel Philadelphia, 500 Stevens Drive, Lester, Pennsylvania 19113.

     The items to be voted on at this meeting are listed in the attached proxy statement.

     Enclosed is a form of proxy for your use. We urge you to vote by signing the proxy, even though you plan to attend the meeting, and mailing it to us in the accompanying stamped envelope. Be sure it is signed exactly as the name or names appear on the proxy.

     A copy of our Annual Report for 1997 is enclosed.


                                            Sincerely yours,

                                            /s/ John J. Reis
                                            -----------------------------
                                            John J. Reis
                                            President and Chief
                                            Executive Officer


January 26, 1998

Enclosures

                                  NUMEREX CORP.
                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 26, 1998
                           ---------------------------


TO OUR SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of NUMEREX CORP. (the "Company") will be held on February 26, 1998, at 10:00 A.M. (prevailing time), at The Radisson Hotel Philadelphia, 500 Stevens Drive, Lester, Pennsylvania 19113, for the following purposes:

     1. To elect a Board of Directors consisting of seven persons to serve until the next annual meeting of shareholders and until their respective successors shall have been duly elected and qualified;

     2. To consider and act upon a proposal to increase the number of shares of Common Stock for issuance under the Company's Employee Stock Option Plan;

     3. To consider and act upon a proposal to increase the annual option grants under the Company's Non-Employee Director Stock Option Plan; and

     4. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

     The Board of Directors has fixed January 23, 1998 as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

January 26, 1998            By Order of the Board of Directors

                            /s/ John J. Reis
                            ---------------------------------------------------
                            John J. Reis, President and Chief Executive Officer

                                  NUMEREX CORP.

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Numerex Corp. (the "Company") for use at the annual meeting ("Annual Meeting") of shareholders to be held on February 26, 1998, at 10:00 A.M. (prevailing time) at The Radisson Hotel Philadelphia, 500 Stevens Drive, Lester, Pennsylvania 19113, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to shareholders is January 26, 1998.

     Sending in a signed proxy will not affect a shareholder's right to attend the annual meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy has the power to revoke it by, among other methods, giving written notice to the Secretary of the Company at any time before the proxy is exercised.

     The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or teletype by directors, officers or employees of the Company without additional compensation. Upon request by record holders of the Company's Class A Common Stock, no par value (the "Common Stock"), who are brokers, dealers, banks or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual shareholder reports to any beneficial owners of Common Stock.

     A form of proxy is enclosed. If properly executed and received in time for voting, and not revoked, the enclosed proxy will be voted as indicated in accordance with the instructions thereon. If no directions to the contrary are indicated, the persons named in the enclosed proxy will vote all shares of the Company's Common Stock for election of all nominees for directorships hereinafter named.

     The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters which the Company does not know, a reasonable time before the proxy solicitation, are to be presented at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended; and (v) matters incident to the conduct of the meeting. In connection with such matters, the persons named in the enclosed form of proxy will vote in accordance with their best judgment.

     The Company is not currently aware of any matters which will be brought before the annual meeting (other than procedural matters) which are not referred to in the enclosed notice of the annual meeting.

     The Company had 10,914,592 shares of Common Stock outstanding at the close of business on January 23, 1998, the record date (the "Record Date"). The presence, in person or by proxy, of holders of a majority of all of the shares of stock entitled to vote constitutes a quorum. Each share of Common Stock outstanding is entitled to one vote on each matter which may be brought before the annual meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter shall be the act of the shareholders. Under the Pennsylvania Business Corporation Law, an abstention, notwithstanding the authority to vote or broker non-vote will not have the same legal affect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

     As used in this Proxy Statement, "fiscal 1995" means the Company's fiscal year ended October 31, 1995, "fiscal 1996" means the Company's fiscal year ended October 31, 1996 and "fiscal 1997" means the Company's fiscal year ended October 31, 1997.


         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 23, 1998, by (i) each person known by the Company to be the beneficial owner of five percent or more of the Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table which follows, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares.

                                            Shares Beneficially Owned(1)
Name of Beneficial Owner                 ---------------------------------
  or Identity of Group                     Number                  Percent
------------------------                 -----------               -------
Gwynedd Resources, Ltd.
900 Market Street
Suite 200                                3,302,280(2)               30.3%
Wilmington, DE 19801

Elizabeth Baxavanis, Trustee
Dominion Holdings #5
Revocable Trust for the
Benefit of Maria E. Nicolaides
900 Market Street
Suite 200
Wilmington, DE 19801                     3,302,280(3)               30.3%

Maria E. Nicolaides
4193 Las Palmas Way
Sarasota, FL  34238                      3,302,280(4)               30.3%

Douglas Holsclaw, MD
42 Llanberries Road
Bala Cynwyd, PA 19004                      752,382(5)                6.9%

Kenneth F. Manser
Bronzebase Limited
Great Western House
Station Road
Reading, Berkshire RG11SX                1,334,658                  12.2%

George Benson (6)                            5,000(7)                 *

Matthew J. Flanigan (6)                      7,700(7)                 *

Frederick C. Shay (6)                       22,000(8)                 *

Gordon T. Ray (6)                            6,097(7)                 *

John J. Reis (6)                            10,000(9)                 *

Andrew J. Ryan (10)                         10,000(10)                *

Donald M. Hooton (6)                        12,750(11)                *

Charles L. McNew (6)                        11,000(12)                *

All Directors and Executive Officers     1,419,108(13)              13.0%
            as a group (8 persons)
----------
*less than 1%

 (1) The shares "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include shares owned by or for, among other things, the wife, minor children or certain other relatives of such individual, as well as other shares as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after January 23, 1998.

 (2) The shareholders of Gwynedd Resources, Ltd. ("Gwynedd") include various trusts for the benefit of Maria E. Nicolaides and her children (for which Mrs. Baxavanis is trustee), Dr. Holsclaw and Mr. Hooton. Gwynedd has the same shareholders as Dominion Group Limited, a Member Company of Dominion Holdings. See "Certain Relationships and Related Transactions." See footnotes (3), (4), (5), (10) and (11).

 (3) Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides' mother-in-law, is trustee, own approximately 89.4% and 0.9%, respectively, of the outstanding stock of Gwynedd. Mrs. Baxavanis disclaims beneficial ownership of all shares of Common Stock owned by Gwynedd. See footnote (4) below.

 (4) Represents the shares of Common Stock owned by Gwynedd. Trusts for the benefit of Maria E. Nicolaides and her children, of which Mrs. Baxavanis, Maria E. Nicolaides' mother-in-law, is trustee, own approximately 89.4% and 0.9%, respectively, of the outstanding stock of Gwynedd. Maria E. Nicolaides disclaims beneficial ownership of 673,169 shares of Common Stock owned by Gwynedd which may be deemed to be beneficially owned by the other shareholders of Gwynedd, including trusts for the benefit of her children. See footnote (3) above.

 (5) Does not include any shares of Common Stock owned by Gwynedd. Dr. Holsclaw is the owner of approximately 9.3% of the outstanding stock of Gwynedd.

 (6) The address of such person is c/o Numerex Corp., 100 Four Falls Corporate Center, Suite 407, Route 23 and Woodmont Road, West Conshohocken, PA 19428-2961.

 (7) Represents or includes options to purchase Common Stock under the Non-Employee Director Stock Option Plan (the "Director Plan"), as follows:
     George Benson-5,000; Matthew J. Flanigan-6,700; and Gordon T. Ray-5,000.

 (8) Includes options to purchase 16,000 shares of Common Stock under the Employee Stock Option Plan (the "Employee Plan").

 (9) Does not include options to purchase 200,000 shares of Common Stock under the Employee Plan which are not currently exercisable.

(10) Mr. Ryan disclaims beneficial ownership of the 3,302,280 shares of Common Stock owned by Gwynedd. Mr. Ryan's address is: Salisbury & Ryan, 1325 Avenue of the Americas, Seventh Floor, New York, NY 10019-6026.

(11) Does not include any shares of Common Stock owned by Gwynedd or 400 shares of Common Stock owned by his wife, as to which beneficial ownership is disclaimed. Mr. Hooton is the owner of approximately 0.5% of the outstanding stock of Gwynedd. Mr. Hooton's employment with the Company ceased in May 1997.

(12) Includes options to purchase 10,000 shares of Common Stock under the Employee Plan.

(13) Does not include ownership of Mr. Hooton, who is not presently an executive officer of the Company as of the date of this table. Includes options to purchase 42,700 shares of Common Stock under the Employee Plan and the Director Plan.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than ten directors and that the number of directors to be elected, subject to the foregoing limits, shall be determined from time to time by the Board of Directors. The Board has set the number of directors at seven. At the Annual Meeting seven directors, who will constitute the Company's entire Board of Directors, are to be elected to hold office until the next annual meeting and until their respective successors have been duly elected and qualified. The Board has designated the persons listed below to be nominees for election as directors. The Company has no reason to believe that any of the nominees will be unavailable for election; however, should any nominee become unavailable for any reason, the Board of Directors may designate a substitute nominee. The proxy agents intend (unless authority has been withheld) to vote for the election of the Company's nominees.

     All of the nominees currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.

     The bylaws of the Company require that nominations by shareholders for directors to be elected, or proposals by shareholders to be considered, at an annual meeting of shareholders and which have not been previously approved by the Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than the latest date upon which shareholder proposals must be submitted to the Company for inclusion in the Company's proxy statement relating to such meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or other applicable rules or regulations under the federal securities laws or, if no such rules apply, at least ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Each such nomination or proposal shall set forth: (i) the name and address of the shareholder making the nomination or proposal and the person or persons nominated, or the subject matter of the proposal submitted; (ii) a representation that the shareholder is a holder of record of capital stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons nominated, or the proposal submitted; (iii) a description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination was made, or the proposal was submitted, by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. All late nominations and proposals will be rejected.

Information as to Directors and Nominees

     The following table contains information with respect to the nominees for Directors.

Name                           Age        Position              Director Since
----                           ---        --------              --------------
George Benson(1)(2)(3)         63         Director                   1995

Matthew J. Flanigan(1)(2)      52         Director                   1994

Kenneth F. Manser              64         Chairman of the            1994
                                          Board of Directors;
                                          Managing Director
                                          of the Company's
                                          subsidiary, Versus
                                          Technology Limited

Gordon T. Ray(1)(3)            69         Director                   1995

John J. Reis                   55         Director; President        1996
                                          and Chief Executive
                                          Officer

Andrew J. Ryan(1)              38         Director                   1996

Frederick C. Shay              52         Director; Chief            1994
                                          Technology Officer
----------
(1)  Member of Audit Committee
(2)  Member of Compensation Committee
(3)  Member of Employee Stock Option Plan Committee

     George Benson has served as a Director of the Company since June 1995. Mr. Benson has served as Chairman and Chief Executive Officer of Wisconsin Wireless Communications Corporation and Airadigm Communications since September 1992 and Senior Vice President of Mitel, Inc., a public telecommunications company, from September 1990 until September 1992. From 1979 until 1990 Mr. Benson served as Founder, President and Chief Executive Officer of Telecom North, Inc.

     Matthew J. Flanigan has served as a Director of the Company since July 1994. Mr. Flanigan has been the President of the Telecommunication Industry Association, a trade association for telecommunication companies, since April 1994. From March 1987 to January 1994, he served as President of Cognitronics Corporation, a telecommunications manufacturer.

     Kenneth F. Manser has been the Managing Director of the Company's subsidiary, Versus Technology Limited, since December 1990 and a Director of the Company since February 1994.

Prior thereto, since 1987, he was sales manager of the Telecommunications Group of Base Ten Systems, Inc., a defense electronic systems manufacturer.

     Gordon T. Ray has served as a Director of the Company since October 1995. Mr. Ray has served as President of Global Information, Ltd., a technology marketing consulting company, from September 1993 to present and for more than five years prior thereto he served as Executive Vice President of NEC America, an equipment manufacturing company. Mr. Ray is also a director of the Telecommunication Industry Association and a member of the board of governors of the Electronic Industries Association, trade associations for telecommunication and electronics companies, respectively.

     John J. Reis has been the President, Chief Executive Officer and Director of the Company since June 1996. From 1989 to 1996 Mr. Reis served as President and Chief Executive Officer of MAXM Systems Corporation, a provider of automation software for network and systems management.

     Andrew J. Ryan has served as a director of the Company since May 1996. Mr. Ryan has practiced law with the law firm of Salisbury & Ryan from August 1994 to present, from March 1993 to August 1994 with the law firm of Pepper Hamilton & Scheetz and from December 1987 to March 1993 with the law firm of Lord Day & Lord. Mr. Ryan serves as Gwynedd's designee on the Board. See "Arrangements with Respect to the Board of Directors" and "Certain Relationships and Related Transactions."

     Frederick C. Shay has been a Director of the Company since February 1994, and the President of the Company's subsidiary, DCX Systems, Inc. ("DCX Systems") from November 1994 to October 1997. Since October 1997 he has served as Chief Technology Officer of the Company. In addition, he has served as acting President and acting Chief Executive Officer of the Company from June 1995 to June 1996. From January 1992 until joining the Company, Mr. Shay provided business development consulting services to electronics related companies, including providing consulting services to the Company during 1994. From 1971 to 1991, Mr. Shay held various management positions with BellSouth Corporation or its predecessor, including Sales Vice President from 1989 to 1991.

Board of Directors, Committees and Attendance at Meetings

     During fiscal 1997, the Board of Directors of the Company held 7 meetings. Each director attended 75% or more of the meetings of the Board and committees of which they were members during fiscal 1997.

     During fiscal 1997, the Audit Committee held four meetings. The purpose of the Audit Committee is to review all recommendations made by the Company's independent public accountants with respect to the accounting methods used and the system of internal control followed by the Company and to advise the Board of Directors with respect thereto.

     During fiscal 1997, the Compensation Committee held two meetings. The Compensation Committee makes recommendations to the Board with respect to the compensation of the officers and key employees. See "Executive Compensation - Report of the Compensation Committee."

Arrangements with Respect to the Board of Directors

     The Company has entered into an agreement providing Gwynedd the right to designate one director to the Board. Additionally, in the event the Board consists of more than seven directors, Gwynedd, at its option, may designate one additional director. Any designee's appointment will be subject to the exercise by the Board of Directors of its fiduciary duties and the approval of the Company's shareholders upon the expiration of any appointed term at the next annual meeting of shareholders. Gwynedd's right to designate directors will cease at such time as Gwynedd's equity interest in the Company drops below ten percent of the outstanding shares of the Company's Common Stock. Mr. Ryan currently serves as Gwynedd's designee.

Director Compensation

     Each director of the Company who is not also an employee of the Company or a Gwynedd designated director receives an annual fee of $8,000 (to be increased to $12,000, effective January 1, 1998) and a fee of $250 for each meeting (except telephonic meetings, in which case the fee is $125) of the Board or a committee thereof attended plus reimbursement of expenses incurred in attending meetings. No additional fee is paid for committee meetings held the same day as Board meetings.

     Directors who are not employees or a Gwynedd designated director are entitled to receive options under the Company's Non-Employee Director Stock Option Plan. See "Executive Compensation - Stock Option Plans" and "Proposal Three - Approval of Amendment to the Non-Employee Director Stock Option Plan."

Litigation Settlement

     In July and August 1995, the Company received complaints in three separate purported lawsuits. The complaints, which were consolidated into a single amended complaint, sought class action status and alleged violations arising under certain federal securities laws for alleged material misstatements and omissions in the prospectus associated with the Company's 1995 public offering. The Company and the individual defendants believe the allegations are untrue and without merit. The complaint was filed against certain of the Company's directors and executive officers, principal shareholder and underwriters. The complaint sought rescission and/or damages against all defendants, including the awarding of costs and disbursements. The defendants filed a Motion to Dismiss and in January 1996 and the defendants' Motion to Dismiss was granted and the case was dismissed. In February 1996, the plaintiffs appealed the Order of the U.S. District Court to the United States Court of Appeals. A settlement, effective October 24, 1996 was reached among the parties and final court approval was received on March 3, 1997. Certain defendants paid $2.1 million to a settlement fund. The Company's contribution to the settlement fund was $1,033,340.

                             EXECUTIVE COMPENSATION

     Under rules established by the Securities and Exchange Commission ("SEC"), the Company is required to provide certain data and information with respect to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Company (the "Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

Report of the Compensation Committee

     Overview and Philosophy


     The Committee is currently comprised of Matthew J. Flanigan, as Chairman, and George Benson. The Committee's responsibilities include reviewing and making recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer and approving the compensation paid to the Company's other executives. For the 1998 fiscal year the Company has instituted an incentive compensation program for senior employees. The Committee also considers and recommends to the Employee Stock Option Plan Committee awards of options to purchase shares of Common Stock pursuant to the Company's Employee Stock Option Plan.

     The compensation structure is aimed at establishing levels of compensation sufficient to attract and retain qualified executive talent. To do so, the Company seeks to provide total compensation packages that are comparable to those offered by other companies of similar size, complexity and financial performance. The compensation program also seeks to align the interests of management with those of the Company's shareholders through the use of stock based forms of compensation, including compensation through stock option grants.

     Compensation Program Elements

     The executive officer compensation program consists of a base salary, incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of options to purchase Common Stock under the Employee Stock Option Plan, bonus and miscellaneous fringe benefits, including group benefits generally available to employees of the Company.

     Base Salary. The Company's salary levels are intended to be consistent with the competitive practices of comparable companies and each executive officer's level of responsibility. Salary increases are intended to reflect the overall financial performance of the Company as well as the specific contributions of the individual executive officer.

     Stock Options. Grants of options under the Company's Employee Stock Option Plan are made at the Employee Plan Committee's discretion based on the level and importance of the management position to the overall long term success of the Company and the contribution of the executive officer. Grants are intended to motivate the executive officers to build shareholder value and to relate a significant portion of the executive's compensation directly to the financial performance of the Company.

     Incentive Compensation. The Company instituted an incentive compensation program for fiscal 1998 for executive level employees whereby they can receive cash bonuses ranging between 20-24% of base salary, based upon the achievement of revenue and operating income objectives pursuant to the Company's business plan. Additional incentive compensation will be paid for over-achievement of objectives.

     Other Benefits. In addition to the items of compensation described above, the Company provides medical, life insurance and a 401(k) plan to its executive officers that are generally available to Company employees. The Company also provides certain executive officers with a company car. The amount of these benefits, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed the lesser of $50,000 or 10% of any such executive officer's salary for fiscal 1997.

     Compensation of the Chief Executive Officer

     Effective June 3, 1996, the Company entered into an employment agreement with John J. Reis, whereby Mr. Reis is serving as President, Chief Executive Officer and a Director of the Company. Pursuant to the agreement, Mr. Reis received an annual salary of $225,000, increased to $250,000, effective January 1, 1997, plus a cash bonus equal to $50,000, $25,000 of which was pro-rated on a monthly basis over the first six months of his employment, while the remaining $25,000 was awarded at the discretion of the Board of Directors. As part of this agreement, Mr. Reis was granted stock options to purchase, in the aggregate, 125,000 shares of Company Common Stock, exercisable as follows: (i) 50,000, at such time as the closing price of Numerex Common Stock equals or exceeds $10.00 per share for a period of sixty (60) consecutive days; (ii) 25,000, at such time as the closing price of Numerex Common Stock equals or exceeds $12.50 per share for a period of sixty (60) consecutive days; and (iii) 50,000, at such time as the closing price of Numerex Common Stock equals or exceeds $15.00 per share for a period of sixty (60) consecutive days. The exercisability of the options was modified. See "Repricing of Options and Exercisability Modifications." Mr. Reis' base salary was increased to $275,000, effective June 1, 1997. See "Employment and Related Agreements" and "Stock Option Plans." Also, during fiscal 1997 Mr. Reis was granted additional options to purchase 75,000 shares of Common Stock.

     This compensation was based upon the Company's belief that the background and skills brought to the Company by Mr. Reis, as well as his contribution since commencing employment, are important to the Company's achievement of its long range strategic goals.

     Policy with Respect to Section 162(m) of the Internal Revenue Code

     Generally, Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder (collectively, "Section 162(m)"), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the four other highest paid executive officers during any taxable year, excluding, among other things, certain performance-based compensation. The Compensation Committee intends to evaluate the level of compensation and the importance to the Company of qualifying for the performance-based exclusion with respect to options having an exercise price of not less than the fair market value of the Common Stock on the date of grant. The Compensation Committee will also continually evaluate to what extent Section 162(m) will apply to its other compensation programs.

     The Compensation Committee: Matthew J. Flanigan and George Benson.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth all cash compensation paid to the Chief Executive Officer of the Company, and the four most highly compensated executive officers of the Company and its subsidiaries whose salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries, during the Company's fiscal years ended October 31, 1997, 1996 and 1995, except for the Chief Executive Officer.

                                                                                       Long Term
                                                        Annual Compensation           Compensation
                                               ------------------------------------   ------------
                                                                          Other        Securities
                                                                          Annual       Underlying       All Other
Name and Principal Position    Fiscal Year      Salary       Bonus     Compensation     Options        Compensation
---------------------------    -----------     --------     -------    ------------    ------------    ------------
John J. Reis,                    1997          $256,250     $66,983         --          100,000           $6,431
President and Chief              1996(1)         93,750      20,833         --          100,000               --
Executive Officer                1995                --          --         --               --               --

Donald M. Hooton,                1997          $ 77,943     $ 4,147         --               --           $7,936
Vice President -                 1996           120,000          --         --           25,000            3,150
Sales and Marketing              1995(2)         85,000          --                      10,000               --

Kenneth F. Manser,               1997          $156,218     $23,487         --               --          $29,681
Chairman of the Board of the     1996(3)        147,307          --         --               --           27,988
Company and Managing             1995(3)        150,898      15,884         --               --           22,693(4)
Director of Versus
Technology Limited

Charles L. McNew, Vice           1997          $133,500     $32,827         --           25,000           $4,713
President and Chief              1996           123,500          --         --           25,000            3,708
Financial Officer                1995           105,000      25,000         --           30,000            3,450

Frederick C. Shay,               1997          $145,000          --         --           10,000           $4,200
Chief Technology Officer         1996(6)        161,667          --         --           40,000            4,445
                                 1995(6)        138,833      22,500         --           30,000            4,150

----------
(1) Mr. Reis became President and Chief Executive Officer of the Company in June 1996 at a base salary of $225,000, which was increased to $250,000 on January 1, 1997. His base salary was increased to $275,000, effective June 1, 1997. See "Employment and Related Agreements."

(2) Mr. Hooton has served as Vice President - Sales and Marketing from February 1995 until May 1997, at which time his employment with the Company ceased.

(3) Mr. Manser's salary, bonus and other compensation for fiscal 1995, 1996 and 1997 were (pound)95,000, (pound)10,000 and (pound)14,287; (pound)95,000,
     (pound)-0-; and (pound)18,050; and (pound)95,000, (pound)14,283 and
     (pound)18,050, respectively, which have been converted into dollars at the exchange rate of $1.5884 for fiscal 1995, $1.5506 for fiscal 1996 and $1.6444 for fiscal 1997, respectively, per (pound)100 based on the average of the noon buying rates in New York City on the last day of each month during fiscal 1995, 1996 and 1997, respectively, for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

(4) Represents private health insurance premium payments and amounts contributed to Mr. Manser's account under a Limited Pension and Death Benefits Plan. See "Limited Pension and Death Benefits Plan."

(5)  Mr. McNew became Vice President and Chief Financial Officer in July 1994.

(6) Mr. Shay has served as Chief Technology Officer, since October 1997. From June 1996 until October, 1997 Mr. Shay has served as President of the Company's subsidiary, DCX Systems, Inc. Mr. Shay served as acting President and acting Chief Executive Officer of the Company from June 1995 to June 1996 at a base salary of $175,000. From November 1, 1995 through June 30, 1995, Mr. Shay served as Vice President of the Company and has served as President of DCX Systems, Inc. since November 1, 1995. Accordingly, Mr. Shay's annual compensation includes amounts paid under various capacities.

Employment and Related Agreements

     In June 1996, the Company entered into a one year employment agreement, which may be extended by mutual agreement, with Mr. Reis pursuant to which he will serve as President, Chief Executive Officer and a Director of the Company. For all services rendered Mr. Reis will receive an annual salary of $225,000 (increased to $250,000 effective January 1, 1997), or such higher salary as may be negotiated from time to time by Numerex and Mr. Reis ($275,000, effective June 1, 1997), plus an initial bonus equal to $50,000, $25,000 of which shall be pro-rated over the first six months of his employment, while the remaining $25,000 shall be awarded at the discretion of the Board of Directors. Mr. Reis will also be reimbursed for business travel and other business expenses. Additionally, Mr. Reis received options to purchase, in the aggregate, 125,000 shares of Numerex Common Stock, at exercise prices equal to the fair market value of the Company Common Stock in the dates of grant. The options are exercisable as follows: (i) 50,000, at such time as the closing price of the Company's Common Stock equals or exceeds $10.00 per share for a period of 60 consecutive days; (ii) 25,000, at such time as the closing price of the Company's Common Stock equals or exceeds $12.50 per share for a period of 60 consecutive days; and (iii) 50,000, at such time as the closing price of the Company's

Common Stock equals or exceeds $15.00 per share for a period of 60 consecutive days. The exercisability of the options was modified. See "Repricing of Options and Exercisability Modifications." Mr. Reis is also entitled to benefits under Company employee benefit plans and programs in which other executives of the Company are eligible to participate. Mr. Reis is entitled to four weeks of annual vacation. The Company may terminate this agreement "for cause" (as defined therein) in which case Mr. Reis shall have no right to receive compensation or other benefits for any period after such termination. In the event of termination for "good reason" (as defined therein), which includes a merger, consolidation or reorganization, sale of all or substantially all of the assets or any similar event, a "change in control" (as defined therein), or for termination without cause, Mr. Reis shall receive his base salary plus bonus for the most recently completed year of employment, payment of which shall be made at the time provided for in the agreement as though employment had not been terminated. This payment would be in lieu of the base annual salary and bonus compensation he would otherwise receive. The agreement also requires certain payments by the Company in the event of disability or partial disability. The agreement also contains non-competition, non-disclosure and confidentiality provisions, certain of which extend beyond the term of the agreement.

     In November 1993, the Company entered into an employment agreement with Kenneth F. Manser, pursuant to which Mr. Manser has served as Managing Director of Versus Technology Limited for two years, which ended in November 1995, subject to automatic one year extensions unless notice of termination is given by either party at least 90 days prior to the end of the then current term. The employment agreement has been automatically extended. Mr. Manser's salary is (pound)95,000 per year, or such higher rate as may from time to time be agreed. In the event of Mr. Manser's death during the term of the agreement, his wife will be entitled to receive a lump-sum payment equal to six months salary at his then current rate. Versus Technology Limited provides Mr. Manser with an automobile, which may be used for business and private use, private health insurance coverage for Mr. Manser and his wife, and pension and life insurance arrangements as shall from time to time be agreed upon. The agreement may be terminated due to Mr. Manser's long-term disability, serious breach of the agreement, grossly negligent conduct or personal bankruptcy. Mr. Manser is prohibited from disclosing or using confidential information during and after the term of his agreement and from soliciting business from the Company's customers for a period of one year after the termination of his employment.

     In May 1996, Numerex entered into severance agreements with Messrs. Shay, McNew and Hooton, which terminate at the earlier of (i) death or permanent disability, (ii) termination by the Company for cause, (iii) mutual agreement,
(iv) termination by resignation or otherwise; or (v) one year from the date of the agreement, and year to year thereafter unless appropriate notice is given. The agreements generally provide that if employment is terminated during the term by reason of a merger or similar transaction, a "change in control" (as defined therein), change to a less responsible position, termination of employee (except for cause), employee shall receive, for a period of six months following termination 50% of his annual base salary. In addition, the employee shall be entitled to receive, for a period of six months following the termination date, reimbursement of all reasonable expenses incurred in connection with his search for new employment, not to exceed 20% of base annual salary, or, at employee's option, a lump sum payment of $10,000. For a period of one year following the termination date employee shall be entitled to all Company non-discriminatory benefits, such as medical care and life insurance benefits. The agreements also contain certain provisions preventing the employee from disclosing confidential information and not competing with the Company.

Stock Option Plans

     In May 1994, the shareholders approved the Company's Employee Stock Option Plan (the "Employee Plan") and the Non-Employee Director Stock Option Plan (the "Director Plan" and, together with the Employee Plan, the "Plans"). In December 1994, the Plans were amended by the Board of Directors, and approved by the shareholders in February 1995 to, among other things, permit options under the Plans to be granted only with respect to Class A Common Stock and not with respect to Class B Common Stock. In addition, the Employee Plan was amended to increase the total number of shares for which options may be granted from 125,000 shares of Common Stock to 447,500 shares of Common Stock and to limit the maximum number of shares of Common Stock for which options may be granted under the Employee Plan to any one employee during any fiscal year of the Company to 100,000 shares. In December 1996, the Employee Plan was amended by the Board of Directors, and in February 1997 approved by shareholders, to increase the total number of shares under the Employee Plan for which options may be granted from 447,500 shares of Common Stock to 747,500. Proposal Number Two seeks to increase the number of options to be granted under the Employee Plan to 1,500,000 and Proposal Number Three seeks to increase the annual option grant to directors from 2,500 to 4,000.

     Employee Plan. All officers and key employees of the Company or any of its current or future parents or subsidiaries are eligible to receive options under the Employee Plan. In fiscal 1997, the Company granted options to purchase an aggregate of 406,500 shares under the Employee Plan. Of these options, 12,300 are currently exercisable and the remaining options will become exercisable starting in 1998. See Proposal Two "Approval of Amendment to the Employee Stock Option Plan" for a description of the provisions of the Employee Plan.

Repricing of Options and Exercisability Modifications

     General. The Company's executive compensation program consists of a base salary, incentive compensation in the form of cash bonuses and long-term incentive compensation in the form of options to purchase Common Stock under the Employee Plan. The grant of options under the Employee Plan is intended to motivate the executive officers to build shareholder value and to relate a significant portion of the executives' compensation directly to the financial performance of the Company. The value created by stock options has not accomplished these intended benefits since the exercise prices of the outstanding options were well in excess of current market prices. The purpose of the option repricing (the "Option Repricing") described below is to restore the incentive value. It is hoped that the Option Repricing will assist the Company in its efforts to retain key employees and encourage their continued contribution to the Company. The Board also believes that the Option Repricing is necessary for the Company to remain competitive within its marketplace and industry.

     Option Repricing. In connection with certain stock options issued under the Company's Employee Plan, the Option Committee approved and the Board of Directors, on February 27, 1997, ratified the repricing of these options. As a result of the Option Repricing, outstanding employee stock options ("Old Options") for an aggregate of 141,000 shares of Common Stock with exercise prices ranging from $9.00 to $15.00 per share were repriced at $4.50 per share ("New Options"), the closing price for the Common Stock on February 27, 1997, the date on which the Option Repricing was approved. In connection with New Options to purchase 31,000 shares of Common Stock, the vesting and exercise schedules remain unchanged. In connection with Old Options to purchase 40,000 shares which vested at the rate of 20% a year, over a five year period and Old Options to purchase 70,000 shares, which vested at the rate of 20% a year, but were not exercisable unless the market price of Numerex Common Stock exceeds $15.00 per share in the first year, $17.25 in the second year, $19.84 per share in the third year, $22.81 per share in the fourth year and $26.24 per share in the fifth year, the vesting schedule and exercisability features have been changed. The New Options, representing an equivalent number of options (110,000), are exercisable as follows (except as modified below. See "Exercisability Modifications."): 40% at such time as the closing price of the Company's Common Stock equals or exceeds $10.00 per share for a period of 60 days; 20% at such time as the closing price of the Company's Common Stock equals or exceeds $12.50 per share for a period of 60 days; and 40% at such time as the closing price of the Company's Common Stock equals or exceeds $15.00 per share for a period of 60 days. The following table sets forth the name of each executive officer who participated in the Option Repricing, his position with the Company at the time of the repricing and certain information concerning the repricing of their respective options.

                           TEN YEAR OPTION REPRICINGS

                                                                                                      Length of
                                                                                                      Original
                                                        Per Share        Per Share                      Term
                                          Number          Market         Exercise                     Remaining
                                            of           Price At        Price At         New         at Date of
                                         Options         Time Of          Time Of       Exercise     Repricing or
      Name                    Date       Repriced      Repricing(1)      Repricing      Price(1)      Amendment
      ----                  -------      --------      ------------      ---------      --------     ------------
Frederick C. Shay           10/4/94       20,000          $4.50           $11.00         $4.50         7.7 years
  Chief Technology          5/24/95       30,000          $4.50           $15.00         $4.50         8.3 years
  Officer

Charles L. McNew            7/6/94        20,000          $4.50           $ 9.00         $4.50         7.4 years
  Vice President            5/24/95       30,000          $4.50           $15.00         $4.50         8.3 years
  and Chief
  Financial
  Officer

Donald M. Hooton            5/24/95       10,000          $4.50           $15.00         $4.50         8.3 years
  Vice President -
  Sales and
  Marketing(2)

----------
(1)  Closing price of the Company's Common Stock on February 27, 1997.

(2) Mr. Hooton's employment with the Company ceased in May 1997. Under the terms of the Employee Plan options to purchase 40,000 shares of Common Stock terminated unexercised.

     Exercisability Modifications. In December 1997, the Option Committee, upon the recommendation of the Company's Audit Committee, modified options to purchase 515,000 shares granted under the Employee Plan, including the options to purchase 100,000 of the 110,000 shares referenced above. See "Repricing of Option and Exercisability Modifications - Option Repricing." The remaining options were granted to Mr. Reis and two individuals not included in the Summary Compensation Table. The options, at the time of grant, or as repriced, provided for exercise upon the Common Stock attaining trading levels ranging between $10.00 and $20.00 per share for 60 consecutive days (the "Trading Thresholds"). It has always been the intent of the Board of Directors and the Option Committee, that all options granted under the Plan be deemed "fixed" for accounting purposes, thereby affording the Company's management with ownership opportunities in the Company which would not result in compensation expense to the Company. Accordingly, the options were amended, effective February 27, 1997, for all affected options granted on or prior to that date to provide that they may be exercised upon the earlier of attaining the Trading Thresholds, or five
(5) years from February 27, 1997. Options granted after February 27, 1997 were also amended, effective as of the date of grant, to provide that they may be exercised upon the earlier of attaining the Trading Thresholds, or five (5) years from the date of such grant. The Board of Directors believes such modifications are in the best interests of the Company.

     The following table sets forth certain information concerning stock options granted under the Employee Plan during the fiscal year ended October 31, 1997 to the executive officers of the Company named in the Summary Compensation Table:

                          OPTION GRANTS IN FISCAL 1997
                                                                                           Potential Realized
                                                                                                Value at
                                                                                             Assumed Annual
                                                                                          Rates of Stock Price
                                                                                           Appreciation For
                                               Individual Grants                            Option Term (1)
                            --------------------------------------------------------      --------------------
                             Number of       Percent of
                            Securities     Total Options
                            Underlying       Granted to
                              Options       Employees In     Exercise     Expiration
     Name                     Granted      Fiscal Year(2)     Price          Date           5%           10%
-----------------           ----------     --------------    --------     ----------     --------     --------
Donald M. Hooton             15,000(3)          3.7%          $4.50        2/26/2007         --             --


Charles L. McNew             25,000             6.2%          $4.50        2/26/2007     $ 70,751     $179,296

Kenneth F. Manser                --              --              --               --           --           --

John J. Reis                100,000            24.6%          $5.00      10/31/2006-     $306,586     $776,949
                                                                           5/28/2007

Frederick C. Shay            10,000             2.5%          $4.50        2/26/2007     $ 28,300     $ 71,718

----------
(1) Shows the difference between the market value of the Common Stock for which the option may be exercised, assuming that the market value of the Common Stock appreciates in value from the date of grant to the end of the ten-year option term at annualized rates of 5% and 10%, respectively, less the exercise price of the option.

(2) Does not include options which have been repriced. See "Repricing of Options and Exercisability Modifications."

(3)  These options terminated pursuant to the terms of the Employee Plan.

     The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of the fiscal year ended October 31, 1997 held by the executive officers of the Company named in the Summary Compensation Table. No options were exercised by such executive officers in fiscal 1997.


  AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND OCTOBER 31, 1997 OPTION VALUES

                                 Number of Securities         Value of Unexercised
                                Underlying Unexercised       In-the-Money Options at
                             Options at October 31, 1997       October 31, 1997(1)
                             ---------------------------   --------------------------
       Name                  Exercisable  Unexerciseable   Exercisable  Unexercisable
----------------             -----------  --------------   -----------  -------------
Donald M. Hooton (2)               --             --         $   -0-       $    -0-
Charles L. McNew               10,000         90,000         $11,900       $200,850
Kenneth F. Manser                  --             --              --             --
John J. Reis                       --        200,000             -0-       $288,000
Frederick C. Shay              16,000         84,000         $19,040       $174,960

----------
(1) Although the option exercise price per share exceeded the last sale price of the Common Stock on October 31, 1997 on the Nasdaq National Market, pursuant to the terms of 335,000 of the 374,000 options included hereunder, they may not be exercised until the earlier of (i) the closing price of Numerex Common Stock exceeds certain per share thresholds ranging between $10.00-$15.00 for 60 consecutive days, or (ii) five years from February 27, 1997, or such later date of grant.

(2)  These options terminated pursuant to the terms of the Employee Plan.

     Director Plan. Under the Director Plan, each director who is not also an employee of the Company or a Gwynedd designated director automatically is granted options under the Director Plan. The Director Plan is administered by the Board of Directors of the Company, including non-employee directors, who may modify, amend, suspend or terminate the plan, provided that such action may not affect outstanding options and provided further that provisions concerning the number of shares with respect to which options are to be granted, the option exercise price and the class of persons eligible to participate, may not be amended more than once every six months except in certain circumstances.

     Pursuant to the Director Plan, options may be granted for an aggregate of 62,500 shares of Common Stock. Options granted under the Director Plan are not incentive stock options under Section 422 of the Code. Options under the Director Plan are granted at the fair market value of the Common Stock on the date of grant and are exercisable beginning one year after the date of grant.

    Each person who was not a director of the Company for at least one year as of April 1, 1995, and was not an employee of the Company or any subsidiary, or a Gwynedd designated director, and who on or after April 1, 1995 was elected as a director of the Company at any annual or special meeting of shareholders of the Company, shall, as of the date of such election, automatically be granted an option to purchase 2,500 shares of the Common Stock. On each anniversary of the initial option granted hereunder and provided a person described above continues to be a director who is not also an employee of the Company or any subsidiary, or a Gwynedd designated director, on such anniversary, such person shall automatically be granted an option to purchase 2,500 shares of the Common Stock, or such lower number of shares as shall be equal to the number of shares as shall then be available (if any) for grant under this Director Plan divided by the number of persons who are to receive an option on such anniversary. Pursuant to the Director Plan, during fiscal 1997 Messrs. Benson, Ray and Flanigan each received options to purchase 2,500 shares of Company Common Stock.

Limited Pension and Death Benefits Plan

     Mr. Manser, as a full-time employee of Versus Technology Limited, participates in the Limited Pension and Death Benefits Plan (the "Versus Technology Plan") maintained for employees of Versus Technology Limited. Under the Versus Technology Plan, a participant who retires at the normal retirement age of 65 will be entitled to receive an annual pension equal to 1/60th of such participant's "final pensionable earnings" for each complete year of pensionable service (subject to a maximum of 40 years). Final pensionable earnings are the average of a participant's highest three consecutive annual earnings from Versus Technology Limited in the last ten years before the normal retirement date, except that if a participant retires or leaves the Versus Technology Limited Plan more than ten years before the normal retirement date, a participant's final pensionable earnings will be equal to such participant's last annual earnings from Versus Technology Limited. Participants are required to contribute five percent of annual earnings towards the cost of their pension benefits. Assuming that Mr. Manser retired at age 65 and that his final pensionable earnings were equal to (pound)95,000 (his current base annual salary), Mr. Manser would be entitled to receive an annual pension of approximately (pound)17,500.

Incentive Compensation

     The Company has implemented an incentive compensation program for fiscal 1998 for executive level employees based upon the business plan attainment. The amount of incentive compensation will range between 20-24% of the executive's base salary if certain revenue and operating income objectives are achieved pursuant to the Company's business plan. One-half of the incentive compensation can be earned and paid, based upon quarterly performance, while the other half will be earned and paid, based upon annual performance. Additional incentive compensation will be paid for over-achievement of objectives. To be eligible to receive incentive compensation the employee must be in the Company's employ on the date of distribution. The Company reserves the right to make modifications to the incentive compensation program.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has entered into various transactions and arrangements with Dominion Group Limited, a Member Company of Dominion Holdings or a corporation which previously carried on certain activities of such entity (collectively, "Dominion"). Dominion is an investment and merchant banking firm which has provided financial advisory and investment banking services to the Company. Gwynedd owns approximately 29.8% of the outstanding Common Stock of the Company. The shareholders of Dominion are also shareholders of Gwynedd. See "Security Ownership of Management and Certain Beneficial Owners." Gwynedd has the right to designate one member of the Company's Board of Directors (two members if the Board consists of more than seven directors) as long as Gwynedd owns at least ten percent of the outstanding Common Stock. Mr. Ryan serves as Gwynedd's designee. See Proposal One - "Election of Directors - Arrangements with Respect to the Board of Directors."

     Pursuant to a letter agreement between Dominion and the Company effective January 1, 1995 which terminated December 31, 1996, Dominion provided financial advisory services to the Company, including the evaluation of debt and equity financing alternatives; development of new joint venture and licensing relationships and assistance in the structuring thereof; technical writing, computer and other related services; identification of investment opportunities for the Company in the security and telecommunications areas; and such other services as may be agreed from time to time. The Company paid to Dominion a fee of $20,000 per month and reimbursed Dominion for certain expenses during the term of the agreement. In addition, the agreement provided that the Company would pay Dominion a negotiated finder's fee, comparable to that which the Company would pay to an unaffiliated party, for any transaction resulting from an investment opportunity identified by Dominion, although none was paid. Dominion received fees and expense reimbursement (including reimbursements of legal and accounting fees incurred by Dominion for services rendered to the Company or its subsidiaries) of $240,000 and $88,038 for the fiscal year ended October 31, 1996. During the fiscal year ended October 31, 1997, the Company paid $234,000 to Dominion for investment banking related services. The Company believes the above arrangements with Dominion were on terms no less favorable to the Company than those which could have been obtained from an unaffiliated party for substantially similar services.

     During fiscal 1995 the Company's subsidiary, DA Systems, manufactured certain products for CellTel Data Services, Inc. ("CellTel"), a company in which Dominion owns a controlling interest. Sales to CellTel approximated $368,500 during fiscal 1995. In October 1996 Numerex invested $375,000 in return for an initial 10% equity interest in CellTel. These funds were used by CellTel to repay the account receivable relating to the 1995 product sales. In 1999 Numerex has the right to put its initial equity interest to Dominion and Dominion can call this interest for $500,000. In addition, in 1999, if the above-referenced call is not exercised by Numerex, it may acquire an additional 10% interest in CellTel for $1.00. The Company believes that the terms related to the manufacture and sale of products to CellTel and its investment in CellTel are no less favorable to the Company than those generally available from an unaffiliated party.

                             STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of the cumulative total return for the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Industrial Index, assuming an investment of $100 in each on March 3, 1994, the date that the Company's Common Stock was first traded on the Nasdaq SmallCap Market, and, in the case of the Indexes, the reinvestment of all dividends.



        [IN THE PRINTED SAMPLE THE CHART SHOWS THE FOLLOWING INFORMATION]



                                  NUMEREX CORP
                               STOCK PERFORMANCE

                      3/4/94  4/30/94  7/31/94 10/31/94  1/31/95  4/30/95  7/31/95 10/31/95

Numerex                  100      242      223      274      332      293      159      111

NASDAQ Composite Index   100       93       91       98       96      107      127      131

NASDAQ Industrial Index  100       92       88       95       90       98      115      113






                     1/31/96  4/30/96  7/31/96 10/31/96  1/31/97  4/30/97  7/31/97 10/31/97

Numerex                   99      113       77       77       84       82      131      133

NASDAQ Composite Index   133      140      151      156      162      152      183      213

NASDAQ Industrial Index  117      135      119      130      140      120      152      153








                                  PROPOSAL TWO
                            APPROVAL OF AMENDMENT TO
                         THE EMPLOYEE STOCK OPTION PLAN

     In May 1994, the shareholders approved the Company's Employee Stock Option Plan (the "Employee Plan") and the Non-Employee Director Stock Option Plan (the "Director Plan"). In December 1994, the Employee Plan was amended by the Board of Directors, and approved by the shareholders in February 1995 to, among other things, permit options under the Employee Plan to be granted only with respect to Class A Common Stock and not with respect to Class B Common Stock. In addition, the Employee Plan was amended to increase the total number of shares for which options may be granted from 125,000 shares of Common Stock to 447,500 shares of Common Stock and to limit the maximum number of shares of Common Stock for which options may be granted under the Employee Plan to any one employee during any fiscal year of the Company to 100,000 shares. In December 1996, the Employee Plan was amended to increase the total number of shares under the Employee Plan for which options may be granted from 447,500 shares of Common Stock to 747,500. In December 1997, the Employee Plan was amended by the Board of Directors, subject to shareholder approval, to increase the total number of shares under the Employee Plan for which options may be granted from 747,500 to 1,500,000.

     The Board of Directors recommends that the amendment to the Employee Plan be approved because it believes that the Plan, as amended, will advance the interests of the Company and its shareholders by strengthening the Company's ability to attract, retain and motivate officers and key employees.

     Set forth below is a summary of the provisions of the Employee Plan. This summary is qualified in its entirety by the detailed provisions of the text of the Employee Plan.

Purpose

     The purpose of the Employee Plan is to provide additional incentive to employees of the Company by encouraging them to invest in the Company's Common Stock and thereby acquire a proprietary interest in the Company and an increased personal interest in the Company's continued success and progress.

Administration

     The Employee Plan is administered by an Option Committee ("Committee") which is appointed by the Board of Directors and consists only of Directors who are not eligible to receive options under the Employee Plan. The Committee determines, among other things, which officers and key employees receive an option or options under the Employee Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, the number of shares subject to each option, the rate of option exercisability, and, subject to certain other provisions to be discussed below, the option price and duration of the option.

     The Committee may, in its discretion, modify or amend any of the option terms hereafter described, provided that if an incentive option is granted under the Plan, the option as modified or amended continues to be an incentive stock option.

Aggregate Number of Shares

     The aggregate number of shares which may be issued upon the exercise of options under the Employee Plan, if this proposal is approved by shareholders, is 1,500,000 shares of Common Stock. In the event of any change in the capitalization of the Company, such as by stock dividend, stock split or what the Board of Directors deems in its sole discretion to be similar circumstances, the aggregate number and kind of shares which may be issued under the Employee Plan will be appropriately adjusted in a manner determined in the sole discretion of the Board of Directors. Reacquired shares of the Company's Common Stock, as well as unissued shares, may be used for the purpose of the Employee Plan. Common Stock of the Company subject to options which have terminated unexercised, either in whole or in part, will be available for future options granted under the Employee Plan.

Option Price

     The option price for options issued under the Employee Plan must be at least equal to 100% of the fair market value of the Common Stock as of the date the option is granted. The fair market value on a particular day shall mean the last reported sale price of a share of the Company's Common Stock on any stock exchange on which such stock is then listed or admitted to trading, or on the NASDAQ National Market System or NASDAQ, on such date, or if no sale took place on such day, the last day on which a sale took place, or if the Common Stock is not then quoted on the NASDAQ National Market System or NASDAQ, or listed or admitted to trading on any stock exchange, the average of the bid and ask prices in the over-the-counter market on such date, or if none of the foregoing, a price determined by the Committee.

Payment

     Payment of the option price on exercise of options granted under the Employee Plan may be made in (a) cash, (b) (unless prohibited by the Board of Directors) Company Common Stock which will be valued by the Secretary of the Company at its fair market value or (c) (unless prohibited by the Board of Directors) any combination of cash and Common Stock of the Company valued as provided in clause (b).

     Under the terms of the Employee Plan, the Board has interpreted the provision of the Employee Plan which allows payment of the option price in Common Stock of the Company to permit the "pyramiding" of shares in successive exercises. Thus, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock, and immediately thereafter effect further exercises of the option, using the Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock and to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value (as determined above) of all shares to which the option relates over (b) the aggregate exercise price under the option.

Exercisability

     The Committee may determine the rate of option exercisability. In the event of "change in control" of the Company, as defined in the Employee Plan, each optionee may exercise the total number of shares then subject to the option. Consequently, the Employee Plan may be deemed to have certain "anti-takeover" effects.

Option Expiration and Termination

     Unless terminated earlier by the option's terms, incentive stock options expire ten years after the date they are granted and non-qualified stock options expire ten years and thirty days after the date they are granted.

     Options terminate three months after the date on which employment is terminated (whether such termination be voluntary or involuntary), other than by reason of death or disability. The option terminates one year from the date of termination due to death or disability (but not later than the scheduled termination date).

Non-Transferability

     Options granted pursuant to the Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee's lifetime, the option is exercisable only by the optionee, including, for this purpose, the optionee's legal guardian or custodian in the event of disability.

Amendment or Termination; Plan Expiration

     The Company's Board of Directors has the right at any time, and from time to time, to modify, amend, suspend or terminate the Employee Plan, without shareholder approval, except to the extent that shareholder approval of the Employee Plan modification amendment is required by the Internal Revenue Code of 1986, as amended, to permit the granting of incentive stock options under the Employee Plan. Any such action will not affect options previously granted. If the Board of Directors voluntarily submits a proposed modification, amendment, suspension or termination for shareholder approval, such submission will not require any future modifications, amendments, suspensions or terminations (whether or not relating to the same provision or subject matter) to be similarly submitted for shareholder approval.

Federal Income Tax Consequences

     THE FOLLOWING INFORMATION IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE EMPLOYEE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND THE REGULATIONS ADOPTED PURSUANT THERETO. THE PROVISIONS OF THE CODE DESCRIBED IN THIS SECTION INCLUDE CURRENT TAX LAW ONLY AND DO NOT REFLECT ANY PROPOSALS TO REVISE CURRENT TAX LAW.

Incentive Stock Options

     Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an incentive stock option intended to qualify under Section 422 of the Code ("Incentive Option") (see, however, discussion of Alternative Minimum Tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and (ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and the Company will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and the Company will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised (or such later date, if applicable, as described below in "Non-Qualified Options", if the optionee is a 16(b) Person who has not made an 83(b) Election as such terms are defined in "Non-Qualified Options" below) over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

     The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise (or such later date, if applicable, as described above in "Non-Qualified Options", if the optionee is a 16(b) Person who has not made an 83(b) Election) exceeds the option exercise price is an adjustment for purposes of computing the so-called alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

     An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such stock. If the incentive stock option holding period requirements described above have not been satisfied with respect to such stock, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

     Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

Non-Qualified Options

     Generally, there will be no federal income tax consequences to either the optionee or the Company on the grant of a stock option not intended to qualify under Section 422 of the Code (a "Non-Qualified Option"). On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. The Company will be entitled to a federal income tax deduction in an amount equal to such excess, provided that the Company complies with applicable withholding rules. However, special rules apply where stock is registered under the Exchange Act and the optionee is an officer, director or 10% or greater shareholder of the Company subject to potential liability under Section 16(b) of the Exchange Act for so-called "short-swing" profits (a "16(b) Person") in connection with certain purchases and sales, or sales and purchases, of the Company's stock within a period of six months.

     Under SEC rules promulgated under Section 16(b) of the Exchange Act, the grant of an option, not its exercise, is treated as a "purchase" for Section 16(b) purposes. If such grant is made pursuant to a plan qualifying under the SEC rules and six months elapse between the grant of the option and the sale of the shares received upon the exercise thereof, such grant will be exempt from
Section 16(b). With respect to the exercise of a Non-Qualified Option, if a 16(b) Person has not purchased or acquired shares of Common Stock within the six month period prior to the exercise date (other than purchases or acquisitions exempt from Section 16(b)), the 16(b) Person will be required to recognize ordinary income (i) six months after the date of grant (in the event of exercise within six months of the date of grant) or (ii) the date of exercise (in the event of exercise after six months from the date of grant). The timing of income recognition with respect to a 16(b) Person who exercises a Non-Qualified Option within six months of a prior non-exempt purchase or acquisition of Common Stock is uncertain. It is possible that the Internal Revenue Service will take the position that, despite the prior non-exempt purchase or acquisition, the 16(b) Person recognizes income on the date of exercise rather than the date which is six months following the date of such prior non-exempt purchase or acquisition. A 16(b) Person can be certain of recognizing income on the exercise date by making an election not later than 30 days following the exercise date to have the income determined as of the date of exercise (an "83(b) Election"), in which case the Company's deduction will also be determined as of the exercise date.

     Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Under current law, net capital gains (net long term capital gain less net short term capital loss) is subject to a maximum rate of 28%. Capital losses are deductible only to the extent of capital gains for the year plus $3,000 for individuals.

     An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Option and the delivery of such shares is a disqualifying disposition. See "Federal Income Tax Consequences - Incentive Stock Options". The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise (or such later date, as described above, if the optionee is a 16(b) Person who has not made an 83(b) Election, and such later date is applicable).

Section 162(m)

     Generally, Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the other four highest paid executive officers during any taxable year. Although ordinary income that is realized upon the exercise of a Non-Qualified Option or the disqualifying disposition of shares acquired pursuant to the exercise of an Incentive Option is potentially subject to the limitation imposed under Section 162(m), Section 162(m) and the regulations thereunder provide that compensation attributable to the stock options granted under the Employee Plan having an exercise price of not less than the fair market value of the Common Stock on the date of grant may qualify for the performance-based exclusion in Section 162(m). If the stock options qualify for the performance-based exclusion, the compensation received upon their exercise would not be subject to the deduction limit set forth in Section 162(m). The Company believes that, assuming satisfaction of certain other conditions set forth in Section 162(m), the compensation attributable to the stock options granted under the Employee Plan will meet the performance-based exclusion under Section 162(m) and therefore the deduction limitation will be inapplicable to options to be issued under the Employee Plan.

Option Grants

     Except as provided herein, no determinations have been made as to the number of options, if any, to be granted in the fiscal year ending October 31, 1998 or as to how the proposed additional option shares will be allocated among any particular officers or key employees. To date, options to acquire 712,000 shares of Common Stock have been granted under the Employee Plan. Information concerning options granted in the fiscal year ended October 31, 1997 under the Employee Plan to the persons named in the Summary Compensation Table is set forth under "Executive Compensation - Stock Option Plans - Option Grants in Fiscal 1997." In fiscal 1997, the Option Committee granted options under the Employee Plan to purchase 150,000 shares to all executive officers of the Company as a group and 256,500 shares to all employees of the Company, other than executive officers and directors, as a group. There would not have been any material difference in the amount of these grants had they been made under the Employee Plan if the proposed amendment had already been approved.

                                 PROPOSAL THREE
                          APPROVAL OF AMENDMENT TO THE
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In March 1994 the Director Plan was adopted and subsequently approved by shareholders. In December 1994, the Board of Directors adopted and in February 1995 shareholders approved, amendments to the Director Plan to provide that options under the Director Plan be granted only with respect to shares of Class A Common Stock and that the director(s) designated by Gwynedd not be eligible to receive options under the Director Plan. See "Proposal One - Executive Compensation - Stock Option Plans." For a summary of the other material provisions of the Director Plan, see "Executive Compensation - Stock Option Plans."

     The Company is seeking shareholder approval of the Director Plan amendments to satisfy the requirements of the Nasdaq Marketplace Rules.

     Since the adoption of the Director Plan in March 1994 there has been no increase in the number of options to be granted to directors thereunder, other than as a result of a stock split. The Board of Directors recommends that the amendment to the Director Plan be approved because it believes that the Director Plan, as amended, will advance the interests of the Company and its shareholders by strengthening the Company's ability to attract and retain outside directors. The Board further believes that in order to remain competitive, there should be an increase in the number of options granted on an annual basis. The Board further believes that the amendment will help provide additional incentive to Board members who are not also employees by encouraging them to invest in the Company's Common Stock and increased personal interest in the Company's continued success and progress.

     The Board of Directors unanimously recommends that you vote "FOR" approval of Proposal Three.

Summary of Director Plan Amendments

     Increase the Number of Options granted annually to Directors. The only amendment sought to the Director Plan is to increase the number of options granted to purchase Common Stock under the Director Plan, on an annual basis, from 2,500 to 4,000. All other provisions of the Director Plan remain unchanged.

Stock Option Grants

     To date, options to purchase 16,700 shares of Common Stock have been granted under the Director Plan, and if the amendment is approved, options to purchase 4,000 shares will be granted on February 26, 1998, to Messrs. Benson, Flanigan and Ray, respectively.

Federal Income Tax Consequences

     Options granted pursuant to the Director Plan will be non-qualified stock options. See "Proposal Two - Approval of Amendments to the Employee Stock Option Plan - Federal Income Tax Consequences - Non-Qualified Options" for a description of the federal income tax effects of non-qualified stock options.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended October 31, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were met, except that a Form 5 report of Mr. Hooton (reporting an option grant, option repricing and stock sale) whose employment with the Company ceased in May 1997, was not timely filed.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP has acted as the Company's independent public accountant for the fiscal year ended October 31, 1997. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of shareholders and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals regarding the 1999 Annual Meeting must be submitted to the Company by September 29, 1998.

                                  ANNUAL REPORT

     This Proxy Statement is accompanied by the Annual Report to Shareholders of the Company for the year ended October 31, 1997.

     EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997 REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST THEREFOR TO: 100 FOUR FALLS CORPORATE CENTER, SUITE 407, ROUTE 23 AND WOODMONT ROAD, WEST CONSHOHOCKEN, PENNSYLVANIA 19428-2961.

                                            By Order of the Board of Directors


                                            Charles L. McNew, Secretary

                    Proxy for Annual Meeting of Shareholders
                                February 26, 1998
                  Solicited on behalf of the Board of Directors


         The undersigned hereby constitutes and appoints John J. Reis and Frederick C. Shay, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned to appear at the Annual Meeting of Shareholders of Numerex Corp. ("Numerex"), to be held on the 26th day of February, 1998, and at any postponement or adjournment thereof, and to vote all of the shares of Common Stock of Numerex which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned directs that this proxy be voted as indicated below.

         The proxy agents present and acting in person or by their substitute (or, if only one is present and acting, then that one) may exercise all the powers conferred by this proxy. Discretionary authority is conferred by this proxy as to certain matters described in the Company's Proxy Statement.

                  (To be Completed and Signed on Reverse Side)

1. For / / the election of George Benson, Matthew J. Flanigan, Kenneth F. Manser, Gordon T. Ray, John J. Reis, Andrew J. Ryan and Frederick C. Shay, as Directors of the Company, as more fully described in the accompanying Proxy Statement (to withhold authority to vote for all directors, check this box:
                                            / /
         To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

         --------------------------------------------------------------------

2. To increase the number of shares of Common Stock for issuance under the Company's Employee Stock Option Plan.

         / / FOR                   / / AGAINST               / / ABSTAIN

3. To increase annual option grants under the Company's Non-Employee Director Stock Option Plan.

         / / FOR                   / / AGAINST               / / ABSTAIN

4. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed. If no directions to the contrary are indicated, the persons named herein intend to vote for the election of the named nominees for director, for the proposal to increase the number of shares of Common Stock for issuance under the Company's Employee Stock Option Plan and for the proposal to increase the annual option grants under the Company's Non-Employee Director Stock Option Plan.

PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

         The undersigned hereby acknowledges receipt of the Company's 1997 Annual Report to Shareholders, Notice of the Company's 1998 Annual Meeting of Shareholders and the Proxy Statement relating thereto.


SIGNATURE(S)                                         DATE
            ----------------------------------------     ----------------------

Note: It would be helpful if you signed your name exactly as it appears hereon, indicating any official position or representative capacity. If shares are registered in more than one name, all owners should sign.